         COUNSELLORS INTERNATIONAL EQUITY FUND, INC. (the "Fund"), a Maryland corporation with its principal corporate office in the State of Maryland in Baltimore City, Maryland, DOES HEREBY CERTIFY:

         1.   Pursuant to Article V of the Fund's Articles of Incorporation,
(1) one billion shares of the Fund's authorized but unissued common stock, par value $.001 per share ("Common Stock"), have been divided into and classified as a series of Common Stock, designated Common Stock - Series 1 ("Series 1 Shares"), and (2) one billion shares of authorized but unissued Common Stock have been divided into and classified as a series of Common Stock, designated Common Stock - Series 2 ("Series 2 Shares"; Series 1 Shares and Series 2 Shares are collectively referred to as "Series Shares").

         2. Each Series Share will have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of Common Stock, irrespective of series, except that:

              (a) Series Shares will share equally with Common Stock other than Series Shares ("Existing Shares") in the income, earnings and profits derived from investment and reinvestment of the assets belonging to the Fund and will be charged equally with Existing Shares with the liabilities and expenses of the Fund, except that:
         (1) Series 1 Shares will bear the expense of payments made pursuant to any shareholder services plan adopted by the Fund, to institutions under any agreements entered into between the Fund and institutions providing for services by the institutions to their customers who beneficially own Series 1 Shares; (2) Series 2 Shares will bear the expense of payments made pursuant to any distribution plan adopted by the Fund under Rule 12b-1 under the Investment Company Act of 1940, as amended, to institutions under any agreements entered into between the Fund and the institutions providing for services to the customers of the institutions who beneficially own Series 2 Shares; (3) Series 1 Shares will not bear the expense of payments to institutions which hold of record Series 2 Shares; (4) Series 2 Shares will not bear the expense of payments to institutions which hold of record Series 1 shares; and (5) Existing Shares shall not bear the expense of payments to institutions which hold of record Series Shares;

              (b) On any matter submitted to a vote of shareholders of the Fund that pertains to (i) the agreements or expenses described in clause (a)(1) above (or to any plan adopted by the Fund relating to said agreements or expenses), only Series 1 Shares will be entitled to vote, and (ii) the agreements or expenses described in clause (a)(2) above (or to any plan adopted by the Fund relating to said agreements or expenses), only Series 2 Shares will be entitled to vote, except that: (1) if said matter affects Existing Shares, Existing Shares will also be entitled to vote, and in such case Series Shares will be voted in the aggregate together with such Existing Shares and not by series except where otherwise required by law or permitted by the governing Board of the Fund acting in its sole discretion; and (2) if said matter does not affect Series Shares, said Shares will not be entitled to vote (except where otherwise required by law or permitted by the governing Board of the Fund acting in its sole discretion) even though the matter is submitted to a vote of the holders of Existing Shares; and

              (c) The Board of Directors of the Fund in its sole discretion may determine whether a matter affects a particular class or series of Fund shares.

         3. Series 1 Shares and Series 2 Shares have been classified by the Fund's Board of Directors under the authority contained in the Fund's Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Counsellors International Equity Fund, Inc. and acknowledge that it is the act and deed of the Fund and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters contained herein with respect to the approval thereof are true in all material respects.

Dated:   May 11, 1990        COUNSELLORS INTERNATIONAL EQUITY
                               FUND, INC.


                             By: /s/ Arnold M. Reichman



ATTEST:

/s/ Jamie Stockel Paley




                                      -2-

                             ARTICLES OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                  COUNSELLORS INTERNATIONAL EQUITY FUND, INC.


          EUGENE P. GRACE and KAREN AMATO, being Vice President and Secretary and Assistant Secretary, respectively, of COUNSELLORS INTERNATIONAL EQUITY FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland Corporation Law, DO HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation by the unanimous written consent of its members filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation:

          RESOLVED, that the name of the Fund listed below be, and hereby is, changed as follows:

Current Name                       Proposed Name
------------                       -------------
Counsellors International          Warburg, Pincus International
Equity Fund, Inc.                  Equity Fund, Inc.

and that the officers of the Fund, or their designees, be, and hereby are, authorized and directed to execute and file Articles of Amendment to the Fund's Articles of Incorporation and to do any and all such other lawful acts as may be necessary or appropriate to perform and carry out the name change.

          SECOND:  That the amendment is limited to a change expressly
permitted by   2-605 of the Maryland General Corporation Law to be made
without action by the stockholders and that the Corporation is registered as an open-end company under the Investment Company Act of 1940.

          IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment and do hereby acknowledge that it is the act and deed of each of them and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein are true in all material respects.


DATE: October 27, 1995            /s/ Eugene P. Grace
                                   Eugene P. Grace
                                   Vice President and Secretary

ATTEST:


/s/ Karen Amato
Karen Amato
Assistant Secretary